EXHIBIT 10.1

401(k) EXCESS/DEFERRED COMPENSATION PLAN

1.    Purpose.    This plan was established, effective January 1, 1996, and is amended and restated effective January 1, 2006, for the purpose of providing certain employees of Journal Register Company (‘‘JRC’’) (including its affiliates) with benefits which would otherwise be reduced by reason of the restrictive provisions of law applicable to the tax-qualified 401(k) plan(s) maintained by JRC ( the ‘‘401(k) Plan’’). To fulfill this purpose, Eligible Employees will be provided with an opportunity to receive supplemental benefits to compensate for the loss of benefits that would otherwise have been payable under the 401(k) Plan were it not for the limitation on benefits payable under such plan imposed by restrictions on participants’ elective contributions under sections 402(g) and 401(a)(17) of the Internal Revenue Code, on annual additions under section 415 of the Code, and on participation by highly-compensated employees (as determined under the Code). In addition, this plan provides an opportunity for certain employees to defer additional compensation, covers highly-compensated employees who are excluded from participation in the Company’s tax-qualified plans, and otherwise provides an opportunity for deferred compensation to Eligible Employees. This program is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of highly-compensated or management employees.

2.    Definitions.

(a)    ‘‘JRC’’ shall mean the Journal Register Company.

(b)    ‘‘Code’’ shall mean the Internal Revenue Code of 1986, as amended.

(c)    ‘‘Eligible Employee’’ shall mean an employee of JRC who becomes eligible for a benefit under this program in accordance with Section 3.

(d)    ‘‘401(k) Plan’’ shall mean the Journal Register Company 401(k) Plan for Employees at the corporate offices in Yardley, Pennsylvania as it may from time to time be amended, and any other tax-qualified 401(k) plan maintained by JRC or an affiliate.

(e)    ‘‘Elected Amount’’ shall mean the amount of compensation for services which a Participant elects, at the time and in the manner provided by JRC, to be deferred beyond the year in which such services are performed. The Participant’s election to defer compensation shall become irrevocable with respect to a calendar year on the December 31 of the preceding year, except in the case of elections by a newly eligible Participant, as further set forth herein. After the election has become irrevocable, no change in the Participant’s election to defer compensation shall be effective until the calendar year following the year in which the change is made, and the Participant’s Elected Amount for the year in which the change is made shall not be affected. Each Participant’s Elected Amount may not exceed 60% of his taxable compensation for the year. JRC shall establish such further terms and conditions of elections to defer compensation as it may deem necessary.

(g)    ‘‘Participant’’ means each Eligible Employee who has elected to commence participation pursuant to Section 3(b), and any formerly Eligible Employee who has an account under the Plan.

3.    Eligibility and Participation.

(a)    An individual is an Eligible Employee if he or she is an employee of JRC (or an affiliate designated by JRC) and:

(i)    Is an Executive Officer of the Company;

(ii)    Is a ‘‘highly-compensated employee’’ (as that term is defined in Section 414(q) of the Code), or is salaried at a rate set forth in Code Section 414(q)(1)(B)(i) (as adjusted), and is an employee of JRC at its Yardley, Pennsylvania corporate office; or

(iii)    Is otherwise designated for participation by JRC.

(b)    An Eligible Employee may elect (at the time and in the manner provided by JRC) to commence participation in the first payroll period after becoming an Eligible Employee or, if later, after 90 days of service. Notwithstanding the foregoing, JRC may provide for earlier or immediate participation in its discretion. Each Eligible Employee shall become a participant as of the date he or she completes such documentation as may be required by JRC as a condition of participation.

4.    Determination of Benefit.

(a)    Account.     JRC shall establish an account on behalf of each participant. Such account shall reflect the value of deferred benefits and shall be a bookkeeping entry only.

(b)    Credit for Elected Amount.     As soon as practicable following the first day of each calendar quarter, JRC shall credit to each participant’s account that portion of his or her Elected Amount attributable to salary paid in the immediately preceding calendar quarter. JRC may permit the deferral of compensation other than salary, at the time and in the manner provided by JRC, and JRC shall credit to each Participant’s account such amount of his or her compensation as the Participant has elected to defer. Such amount shall be credited as soon as practicable after the date on which such amount would have otherwise been paid to the Participant.

(c)    Credit for Matching Contributions.

(i)    For each plan year, except as set forth in paragraph (ii), JRC shall credit to each Participant’s account an amount equal to 75% of the first 6% of compensation deferred by such Participant under this Plan and the Plan.

(ii)    With respect to each Executive Officer (as defined herein), in lieu of the amount set forth in Paragraph 4(c)(i), JRC shall credit an amount equal to the lesser of (A) 10% of the Executive Officer’s base salary for the calendar year ending in or coinciding with the plan year, or (B) the total amount of compensation deferred by such Executive Officer under this Plan. For purposes of this plan, ‘‘Executive Officer’’ means each person who is a ‘‘named executive officer’’ of JRC as disclosed in the Proxy Statement or Annual Form 10-K, as applicable, under item 402 of Regulation S-K or any successor regulation or rule, who is actively employed by JRC on the last day of the plan year with respect to which the credit is to be made. The matching credit under this Paragraph (c)(2) shall be made as soon as practicable after the close of the plan year to which it relates.

(d)    Credit for Earnings.     At least once per year, or at such more frequent intervals as JRC shall determine, each Participant’s account shall be credited or debited on a reasonable and consistent basis with an increase or decrease equal to the product of (1) the overall rate of return under the 401(k) Plan for the same time period, and (2) the average of the amount in the Participant’s account on the first day and the last day of the period. However, if JRC elects to set aside any fund for the purpose of providing benefits under this plan, JRC may elect to credit or debit each Participant’s amount by the actual return on such fund for any period. JRC may allow each Participant to direct the investment of any fund set aside by JRC for the purpose of providing such Participant’s benefits hereunder, or to direct the deemed investment of such Participant’s accounts (irrespective of whether JRC sets aside its own fund to provide benefits), in which case the account of each Participant who so directs the investment or deemed investment shall be credited or debited by the gain or loss that would have been actually produced by investment pursuant to the Participant’s directions.

(e)    Separate Accounting.     JRC shall separately account for the Participant’s deferrals under section 4(b) and the credit for matching contributions under Section 4(c).

(f)    Vesting.     All amounts credited under Section 4(b), and any earnings credited to such amounts under Section 4(d), shall be fully vested and nonforfeitable. All amounts credited under Section 4(c), and any earnings credited to such amounts, shall vest at a rate of 20% per year of service, so that each Participant shall be fully vested under the Plan when he or she has been credited with five or more completed years of service, irrespective of how long the Participant has been a Participant in this plan. For purposes of this plan, a ‘‘year of service’’ shall be credited on each anniversary of the Participant’s employment commencement date if he or she is then an employee of JRC or any affiliate, irrespective of whether the Participant is then a participant in this Plan.

5.    Payment of Benefits.

(a)    Benefit Commencement.     Benefits hereunder shall become payable by reason of the participant’s separation from service. Except as provided in Paragraph 5(b) with respect to a participant’s death, such payment shall commence no later than thirty days after the participant’s separation from service, except that in the case of termination of employment of a key employee (as defined in Code Section 416(i)) other than by reason of death, distribution shall not commence earlier than six months after such person’s separation from service. Benefits may be paid prior to separation from service in the event of termination of the plan under Section 7 or in the case of a proven financial hardship or unforeseen emergency, but only to the extent permitted under code Section 409A(a)(2)(A)(vi). In no event shall a Participant take part in any decision concerning distribution of his or her account. Notwithstanding the foregoing, the Company may provide for, or may permit a participant to elect, payment at a time or times different from those set forth in this paragraph (a), to the extent that such change in the timing of benefits shall be consistent with the purposes of the Plan and deferral of federal income tax.

(b)    Form and Amount of Distribution.     The Participant’s account shall be paid in a single sum. The Participant’s account shall be credited for earnings pursuant to Paragraph 4(e) for as long as there exists any unpaid balance. In the event of the Participant’s death prior to total distribution of his account, the balance remaining to his credit shall be paid in a single sum to the beneficiary or beneficiaries entitled to any death benefit under the 401(k) Plan as soon as practicable and, unless such beneficiary or beneficiaries cannot be determined or located, not later than 30 days following the participant’s death.

6.    Source of Funds.     This plan shall be unfunded for tax purposes, and payment of benefits hereunder shall be shall be made from the general assets of JRC. Notwithstanding the foregoing, JRC may establish an account, fund, trust or other vehicle for the purpose of paying benefits hereunder. Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of JRC and shall be subject to the claims of its creditors to the extent necessary to avoid income taxation of benefits under the plan until actually paid under Section 5(a). Each Participant shall be a creditor of JRC to the extent of the value of his or her benefit accrued hereunder, but he or she shall have no right, title, or interest in any specific asset that JRC may set aside or designate as intended to be applied to the payment of benefits under this plan.

7.    Amendment and Termination.     JRC reserves the right to amend this plan at any time and from time to time in any fashion, and to terminate it at will. However, to the extent that JRC has the assets with which to pay such benefits, JRC guarantees to the Participant (and to persons becoming entitled to benefits under this plan by reason of the death of the participant) the payment of benefits contemplated hereunder, subject to the terms and conditions set forth herein.

8.    Nonalienation of Benefits.     Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant under this plan shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant and the beneficiary. Neither the Participant nor the beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefit or payments which he or she may expect to receive, contingently or otherwise, under this plan, except the right to designate a beneficiary to receive death benefits provided hereunder. In cases of marital dispute, JRC will observe the terms of the plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Participant agrees to hold JRC harmless from any loss that arises out of JRC’s obeying the final order of any state or federal court, whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

9.    Administration.     The records to be maintained for the purpose of the plan shall be maintained by the officers and employees of JRC at its expense. All expenses of administering the plan shall be paid by JRC and shall not affect the Participants’ right to or amount of benefits.

10.    No Contract of Employment.     Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of JRC.

11.    Applicable Law.     This plan shall be construed under the laws of the State of New Jersey.

IN WITNESS WHEREOF, the foregoing Plan has been amended and restated effective October 30, 2006.